Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

June 8, 2018

XpresSpa Group, Inc.

780 Third Avenue, 12th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel for XpresSpa Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2018 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of (i) 125% of 7,157,259 shares (or 8,946,574 shares) of common stock, par value $0.01 per share (the “Common Stock”) issuable upon the conversion of an aggregate principal amount of $4,438,000 of 5% Secured Convertible Notes due 2019 (the “Secured Notes”), (ii) 7,407,259 shares of Common Stock issuable upon exercise of Class A Warrants (the “Class A Warrants”) and (iii) 3,578,630 shares of Common Stock issuable upon exercise of Class B Warrants (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants,” and together with the Secured Notes, the “Securities”), issued by the Company to certain institutional and accredited investors pursuant to and in connection with a securities purchase agreement dated as of March 15, 2018 (the “Purchase Agreement”). The shares of Common Stock issuable upon conversion or exercise of the Securities, as applicable, are referred to herein as the “Shares.”

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that (i) the Shares have been duly authorized and reserved for issuance, and, when issued upon conversion or exercise of the Securities, as applicable, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ LEVIN, COHN, FERRIS,
GLOVSKY & POPEO, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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